Exhibit 23.1

Consent of Independent Auditors

The Members
NRG West Holdings, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-190071) on Form S-8 of NRG Yield, Inc. of our report dated April 28, 2014, with respect to the consolidated balance sheets of NRG West Holdings, LLC and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income/(loss), member’s equity, and cash flows for the years ended December 31, 2013 and 2012, which report appears in the Form 8-K/A of NRG Yield, Inc.

(signed) KPMG LLP

Philadelphia, Pennsylvania
July 17, 2014